                       ================================


                          TENDER AND OPTION AGREEMENT


                                     among


                        THE PROCTER AND GAMBLE COMPANY,


                                 TENZING, INC.


                                      and


                     THE STOCKHOLDERS LISTED ON SCHEDULE A


                          Dated as of August 26, 1999


                       ================================

                          TENDER AND OPTION AGREEMENT

          TENDER AND OPTION AGREEMENT, dated as of August 26, 1999 (this "Agreement"), among The Procter and Gamble Company, an Ohio corporation
 ---------
("Purchaser"), Tenzing, Inc., a Minnesota corporation and a wholly owned
  ---------
subsidiary of Purchaser ("Merger Sub"), and each of the persons listed on
                          ----------
Schedule A hereto (each a "Stockholder" and, collectively, the "Stockholders").
                           -----------                          ------------

                                    RECITALS

          WHEREAS, Purchaser, Merger Sub and Recovery Engineering, Inc., a Minnesota corporation (the "Company"), have entered into an Agreement and Plan
                            -------
of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for, among other things, an
                   ----------------
Offer by Merger Sub for all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"),
                                                       --------------------
and, subsequent thereto, assuming the Offer is consummated on the terms set forth in the Offer Documents and all the other conditions to the Merger are satisfied or waived, the Merger of Merger Sub with and into the Company with the Company as the surviving corporation in the Merger, pursuant to which the Company will become a wholly owned subsidiary of Purchaser;

          WHEREAS, each Stockholder is the beneficial owner of the shares of Company Common Stock, Options, Warrants, and Rights set forth opposite such Stockholder's name on Schedule A hereto (collectively referred to herein as the "Securities" of such Stockholder; such Securities, as such Securities may be
 ----------
adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with shares of Company Common Stock issuable upon the exercise of Options, Warrants, and shares of Company Common Stock issuable upon the exercise of Rights being referred to herein as the "Shares" of such Stockholder); and
 ------

          WHEREAS, as a condition to each of Purchaser and Merger Sub's willingness to enter into the Merger Agreement, Purchaser and Merger Sub have requested that the Stockholders enter into, and the Stockholders have agreed to enter into, this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

     Section 1.  Certain Definitions.  Capitalized terms used but not otherwise
                 -------------------
defined herein have the meanings ascribed to such terms in the Merger Agreement.

     Section 2.  Representations and Warranties of the Stockholders.  Each
                 --------------------------------------------------
Stockholder, severally and not jointly, represents and warrants to Purchaser and Merger Sub, as of the date hereof and as of the Closing (as defined below), as follows:

          (a) The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, all of the Securities set forth opposite such Stockholder's name on Schedule A, free and clear of any
                                          ----------
pledge, hypothecation, claim, security interest, charge, encumbrance, voting trust agreement, interest, option, lien, charge or similar restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the Securities, other than those arising under the federal and state securities laws (each, a "Lien"), except as set forth in this Agreement.
                          ----

          (b) The Securities constitute all of the securities (as defined in Section 3(a)(10) of the Exchange Act) of the Company beneficially owned, directly or indirectly, by the Stockholder.

          (c) Except for the Securities, the Stockholder does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any contract, commitment, arrangement, understanding, restriction or relationship (whether or not legally enforceable), other than this Agreement, that provides for such Stockholder to vote or acquire any securities of the Company. The Stockholder holds exclusive power to vote the Company Common Stock set forth opposite its name on Schedule A, if any, and has not granted a proxy to any other person to vote any Company Common Stock (including those issuable upon exercise of the Options, Warrants or Rights), subject to the limitations set forth in this Agreement.

          (d) This Agreement has been duly executed and delivered by the Stockholder, and assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement against the Stockholder may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (e) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of the Stockholder's obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any Lien on any Shares under, (i) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound or (ii) any injunction, judgment, writ, decree, order or ruling applicable to the Stockholder, except for conflicts, violations, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens that would not individually or in the aggregate be expected to prevent or materially impair or delay the consummation by such Stockholder of the transactions contemplated hereby.

          (f) Neither the execution and delivery of this Agreement nor the performance by the Stockholder of the Stockholder's obligations hereunder will
(i) violate any Law applicable to the Stockholder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, other than any required notices or filings pursuant to the HSR Act, foreign antitrust or competition laws or the federal securities laws, or (ii) if the Stockholder is not a natural person, conflict with or violate the articles of incorporation or bylaws or equivalent organizational documents of such Stockholder.

          (g) No investment banker, broker, finder or other intermediary is, or will be, entitled to a fee or commission from Merger Sub, Purchaser or the Company in respect of this Agreement based on any arrangement or agreement made by or on behalf of such Stockholder in this Agreement or otherwise in his or her capacity as a stockholder of the Company.

          (h) The Stockholder understands and acknowledges that Purchaser is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          (i) If the Stockholder is not a natural person, such Stockholder is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

          (j) If the Stockholder is not a natural person, (i) such Stockholder has all necessary corporate or partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder, and (ii) the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate or other action and no other corporate or other proceedings on the part of such Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereunder.

     Section 3.  Representations and Warranties of Purchaser and Merger Sub.
                 ----------------------------------------------------------
Purchaser and Merger Sub hereby make each of the representations and warranties contained in Sections 5.1, 5.3 and 5.4 of the Merger Agreement, as if such representations and warranties were set forth herein.

     Section 4.  Transfer of the Shares.  During the term of this Agreement,
                 ----------------------
except as otherwise expressly provided herein, each Stockholder agrees that such Stockholder will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of (including by operation of Law), or create any Lien on, any of the Shares, (b) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect to the Shares, (c) enter into any contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect acquisition or sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Shares or any other securities of the Company, (d) exercise any rights (including, without limitation, under Section 302A.473 of the Minnesota Business Corporation Act) to demand appraisal of any Shares which may arise with respect to the Merger, or
(e) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or which would otherwise diminish the benefits of this Agreement to Purchaser or Merger Sub.

     Section 5.  Adjustments.  (a)  In the event (i) of any stock dividend,
                 -----------
stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares of or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock and other securities of the Company held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder.

          (b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Purchaser and Merger Sub of the number of any new Shares acquired by such Stockholder, if any, after the date hereof.

     Section 6.  Tender of Shares of Company Common Stock.  Each Stockholder
                 ----------------------------------------
hereby agrees that such Stockholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw, except in the event the Purchase Option is exercised, in which case such withdrawal shall be for the limited purpose of consummating the Purchase Option) pursuant to and in accordance with the terms of the Offer not later than the fifth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the fifth business day after such shares of Company Common Stock are acquired by such Stockholder if the Stockholder acquires shares of Company Common Stock after the date hereof), or, if the Stockholder has not received the Offer Documents by such time, within two business days following receipt of such documents, all of the then outstanding shares of Company Common Stock beneficially owned by such Stockholder (including the shares of Company Common Stock outstanding as of the date hereof and shares of Company Common Stock issued following the exercise (if any) of the Options, Warrants, and Rights, in each case as set forth on Schedule A hereto opposite such Stockholder's name). Upon the purchase by Purchaser or Merger Sub of all of such then outstanding shares of Company Common Stock beneficially owned by such Stockholder pursuant to the Offer in accordance with this Section 6, this Agreement will terminate as it relates to such Stockholder. In the event, notwithstanding the provisions of the first sentence of this Section 6, any shares of Company Common Stock beneficially owned by a Stockholder are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such shares of Company Common Stock will remain subject to the terms of this Agreement. Each Stockholder acknowledges that Purchaser's obligation to accept for payment and pay for the shares of Company Common Stock tendered in the Offer is subject to all the terms and conditions of the Offer.

     Section 7.  Voting Agreement.  Each Stockholder, by this Agreement, does
                 ----------------
hereby (a) agree to appear (or not appear, if requested by Purchaser or Merger
Sub) at any annual, special, postponed or adjourned meeting of the stockholders of the Company or otherwise cause the shares of Company Common Stock such Stockholder beneficially owns to be counted as present (or absent, if requested by Purchaser or Merger Sub) thereat for purposes of establishing a quorum and to vote or consent, and (b) constitute and appoint Purchaser and Merger Sub, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his name, place and stead, to vote all the shares of Company Common Stock such Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign his or its name (as stockholder) to any consent, certificate or other document relating to the Company that the laws of the State of Minnesota may require or permit), in the case of both (a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby and (y) against (1) any Acquisition Proposal (other than the Merger and the other transactions contemplated thereby), (2) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement and (3) any other action that is intended, or could be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and the Ancillary Documents. This proxy and power of attorney is a proxy and power coupled with an interest, and each Stockholder declares that it is irrevocable until this Agreement shall terminate in accordance with its terms. Each Stockholder hereby revokes all and any other proxies with respect to the Shares that such Stockholder may have heretofore made or granted. For shares of Company Common Stock as to which a Stockholder is the beneficial but not the record owner, such Stockholder shall use his or its best efforts to cause any record owner of such Shares to grant to Purchaser a proxy to the same effect as that contained herein. Each Stockholder hereby agrees to permit Purchaser and Merger Sub to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under this Agreement.

     Section 8.  No Solicitation.  Each Stockholder agrees that neither such
                 ---------------
Stockholder nor any of such Stockholder's officers, directors, employees, trustees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by any of them) will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain or induce any person to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing or authorize or permit any of its officers, directors, employees, trustees or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to take any such action. Each Stockholder shall promptly advise Purchaser in writing of the receipt of request for information or any inquiries or proposals relating to an Acquisition Proposal.

     Section 9.  Grant of Purchase Option.  The Stockholder hereby grants to
                 ------------------------
Purchaser and Merger Sub an irrevocable option (the "Purchase Option") to
                                                     ---------------
purchase for cash at a price (the "Exercise Price") set forth below, in a manner
                                   --------------
set forth below, any or all of the Shares (and including Shares acquired after the date hereof by such Stockholder) beneficially owned by the Stockholder. The Exercise Price for shares of Company Common Stock shall be equal to the Merger Consideration. The Exercise Price as it relates to the Options and Warrants shall be an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option or Warrant, without interest. To the extent that the per share exercise or conversion price of any Option or Warrant exceeds the Merger Consideration, such Option or Warrant shall be canceled and the Stockholder shall not receive or be entitled to receive any consideration from Purchaser, Merger Sub or the Company relating thereto. The Rights associated with any shares of Company Common Stock transferred pursuant to this Agreement will be transferred with such shares of Company Common Stock without payment of any additional consideration therefor. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like, the Exercise Price will be appropriately adjusted for the purpose of this Section 9. The amount payable pursuant to this Section 9 shall be subject to all applicable withholding taxes.

     Section 10. Exercise of Purchase Option.
                 ---------------------------

          (a) Subject to the conditions set forth in Section 12 hereof, the Purchase Option may be exercised by Purchaser or Merger Sub, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event (as defined below). Each Stockholder shall notify Purchaser promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Stockholder is not a condition to the right of Purchaser or Merger Sub to exercise the Purchase Option. In the event Purchaser or Merger Sub wishes to exercise the Purchase Option, Purchaser shall deliver to each Stockholder a written notice (an "Exercise Notice") specifying the total number
                                  ---------------
of Shares it wishes to purchase from such Stockholder. Each closing of a purchase of Shares (a "Closing") will occur at a place, on a date and at a time
                       -------
designated by Purchaser or Merger Sub in an Exercise Notice delivered at least two business days prior to the date of the Closing.

          (b)  A "Trigger Event" means any one of the following: (i) the Merger
                  -------------
Agreement becomes terminable under circumstances that entitle Purchaser or Merger Sub to receive the Termination Fee under Section 9.3 of the Merger Agreement (regardless of whether the Merger Agreement is actually terminated and whether such Termination Fee is then actually paid) or (ii) the Offer is consummated but, due to the failure of the Stockholder to validly tender and not withdraw all of the then outstanding shares of Company Common Stock beneficially owned by such Stockholder, the Purchaser has not accepted for payment or paid for all of such shares of Company Common Stock.

          (c) If requested by Purchaser and Merger Sub in the Exercise Notice, such Stockholder shall exercise and/or convert all Options and Warrants (to the extent exercisable and convertible) and other rights (including conversion or exchange rights), other than Options and Warrants with exercise or conversion prices above the Merger Consideration, beneficially owned by such Stockholder, and shall, if directed by Purchaser and Merger Sub, tender the shares of Company Common Stock acquired pursuant to such exercise or conversion into the Offer or sell such shares of Company Common Stock to Purchaser or Merger Sub as provided in this Agreement.

          (d) In the event that, within 12 months of the exercise of the Purchase Option, Purchaser sells, to a third party which is not an affiliate of Purchaser, Shares acquired by means of exercise of the Purchase Option ("Exercise Shares") for an aggregate consideration (the "Aggregate
  ---------------                                        ---------
Consideration") greater than the aggregate Exercise Price (the "Aggregate
-------------                                                   ---------
Exercise Price") paid for such Shares, Purchaser agrees to pay to the
--------------
Stockholders an amount equal to the excess of the Aggregate Consideration over the Aggregate Exercise Price. Each Stockholder shall be entitled to the proportion of such excess equal to proportion of the total number of Exercise Shares which were acquired from such Stockholder. In addition, in the event that, within 12 months of the exercise of the Purchase Option, Purchaser shall consummate a merger agreement with the Company, or shall purchase Shares pursuant to a tender offer for all Shares, at a price per share (taking into account any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of changing Purchaser's ownership of the Company's capital stock or other securities) in excess of the Exercise Price, Purchaser agrees to pay each Stockholder such excess for each Exercise Share purchased from such Stockholder.

     Section 11.  Termination. This Agreement will terminate (a) pursuant to
                  -----------
Section 6 or (b) upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its terms other than upon, during the continuance of, or after, a Trigger Event or an event which could lead to a Trigger Event; or (iii) 120 days following any termination of the Merger Agreement upon, during the continuance of or after a Trigger Event (or if, at the expiration of such 120 day period the Purchase Option cannot be exercised by reason of any applicable judgment, decree, order, injunction, law or regulation, 10 business days after such impediment to exercise has been removed or has become final and not subject to appeal). Upon the giving by Purchaser or Merger Sub to the Stockholder of the Exercise Notice and the tender of the aggregate Exercise Price, Purchaser or Merger Sub, as the case may be, will be deemed to be the holder of record of the Shares transferable upon such exercise, notwithstanding that the stock transfer books of the Company are then closed or that certificates representing such Shares have not been actually delivered to Purchaser. Notwithstanding the termination of this Agreement, Purchaser will be entitled to purchase the Shares subject to the Purchase Option if it has exercised the Purchase Option in accordance with the terms hereof prior to the termination of this Agreement and the termination of this Agreement will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

     Section 12.  Conditions To Closing.  The obligation of each Stockholder to
                  ---------------------
sell such Stockholder's Shares to Purchaser or Merger Sub hereunder is subject to the conditions that (i) all waiting periods, if any, under the HSR Act, applicable to the sale of the Shares or the acquisition of the Shares by Purchaser or Merger Sub, as the case may be, hereunder have expired or have been terminated; (ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any court, administrative agency or other Governmental Entity, if any, required in connection with the sale of the Shares or the acquisition of the Shares by Purchaser or Merger Sub hereunder have been obtained or made; and (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such sale or acquisition is in effect.

     Section 13.  Closing.  At any Closing with respect to Shares beneficially
                  -------
owned by a Stockholder, (a) such Stockholder will deliver to Purchaser, Merger Sub or their respective designee a certificate or certificates in definitive form representing the number of the Shares designated by Purchaser or Merger Sub, as the case may be, in its Exercise Notice, such certificate to be registered in the name of Purchaser, Merger Sub or their respective designee and
(b) Purchaser or Merger Sub, as the case may be, will deliver to the Stockholder the aggregate Exercise Price for the Shares so designated and being purchased by wire transfer of immediately available funds.

     Section 14.  Survival of Representations and Warranties. All
                  ------------------------------------------
representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for twelve months after the termination hereof. The covenants and agreements made herein will survive in accordance with their respective terms.

     Section 15.  Expenses.  Except as otherwise provided in the Merger
                  --------
Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

     Section 16.  Counterparts.  This Agreement may be executed in two or more
                  ------------
counterparts, all of which shall be considered the same agreement.

     Section 17.  Governing Law.  This Agreement shall be governed by and
                  -------------
construed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of laws thereof.

     Section 18.  Notices.  All notices and other communications hereunder shall
                  -------
be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by prepaid overnight courier (with proof of service) or confirmed to facsimile to the parties as follows (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered, or sent by confirmed telecopier and on the day after it has been so mailed or sent by courier:

To Purchaser or Merger Sub:

          The Procter and Gamble Company
          One Procter and Gamble Plaza
          Cincinnati, OH  45202
          Attention:  Treasurer
          Fax:  513-983-9379

with a copy (which shall not constitute notice) to:

          Fried, Frank, Harris, Shriver & Jacobson
          One New York PlazaNew York, NY  10004
          Attention:  Stephen Fraidin (P.C.)
          Fax:  212-859-4000

     If to a Stockholder, at the address set forth on Schedule A hereto or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

     Section 19.  Miscellaneous.
                  -------------

          (a) This Agreement shall not, nor shall any of the rights or interests hereunder, be assigned by any party hereto or assignable by operation of law or otherwise without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign its rights hereunder to an affiliate, but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit to the parties hereto and their respective successors and assigns.

          (b) The headings contained in this Agreement are for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

          (c) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     Section 20.  Severability.  Any term or provision of this Agreement which
                  ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     Section 21.  Enforcement of Agreement; Waiver of Jury Trial.  (a)  The
                  ----------------------------------------------
parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, this being in addition to any other remedy to which they are entitled at law or in equity.

                  (b) Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement.

     Section 22.  Waiver, Etc.  Any provision of this Agreement may be waived at
                  -----------
any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     Section 23.  Amendment.  This Agreement may not be amended, except by an
                  ----------
instrument in writing signed on behalf of each of the parties.

     Section 24.  Further Assurances.  (a)  Each party hereto will execute and
                  ------------------
deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

              (b) Each of the Stockholders will execute and deliver all documents and instruments and take all other actions that may be reasonably necessary to permit the Purchaser to exercise all rights granted to the Purchaser by such Stockholder and obtain all benefits contemplated under this Agreement with respect to the rights granted by such Stockholder.

     Section 25.  Publicity.  A Stockholder shall not issue any press release or
                  ---------
otherwise make any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby without the consent of Purchaser and Merger Sub; provided, however, that a Stockholder may, without the prior consent of Purchaser and Merger Sub, issue a press release or otherwise make such public statement as may be required by Law if it has used all reasonable efforts to consult with Purchaser and Merger Sub and to obtain Purchaser and Merger Sub's consent but has been unable to do so in a timely manner.

     Section 26.  Stockholder Capacity.  No person executing this Agreement
                  --------------------
makes any agreement or understanding herein in such Stockholder's capacity as a director or officer of the Company. Each Stockholder signs solely in such Stockholder's capacity as the beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in such Stockholder's capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

     Section 27.  Lien. (a) Brian F. Sullivan ("Sullivan") represents that the
                  ----
shares of Company Common Stock set forth opposite his name on Schedule A are subject to Liens as described in Schedule B. Sullivan agrees that (i) by 5:00 p.m. on August 27, 1999, 80% of such shares of Company Common Stock will no longer be subject to such Lien or any other Lien and (ii) by 5:00 p.m. on

September 1, 1999, no such shares will be subject to such Lien or any other Lien. Sullivan agrees that he will not permit the holder of such Lien to obtain any rights in the shares of Company Common Stock, including by foreclosure, and will take all actions necessary or advisable to prevent such holder from obtaining such rights.

          (b) William F. Wanner, Jr. and WEC, Inc., jointly and severally represent that the shares of Company Common Stock set forth opposite their respective names on Schedule A are subject to Liens as described in Schedule B. Wanner and WEC, Inc. agree that (i) by 5:00 p.m. on August 27, 1999, 80% of such shares (in the aggregate) will no longer be subject to such Lien or any other Lien and (ii) by 5:00 p.m. on September 1, 1999, no such shares will be subject to such Lien or any other Lien. Wanner and WEC, Inc. agree that he will not permit the holder of such Lien to obtain any rights in the shares of Company Common Stock, including by foreclosure, and will take all actions necessary or advisable to prevent such holder from obtaining such rights.

     Section 27.  Enforcement of Agreement.  The parties hereto agree that
                  ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, each of the Purchaser and Merger Sub has caused this Agreement to be signed by its officer or director thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                         THE PROCTER & GAMBLE COMPANY

                                 /s/ Gretchen W. Price
                         By:____________________________________
                         Name:       Gretchen W. Price
                         Title:      Treasurer

                         TENZING, INC.

                                 /s/ Gretchen W. Price
                         By:____________________________________
                         Name:       Gretchen W. Price
                         Title:


                         WEC, INC.

                                 /s/ William F. Wanner, Jr.
                         By:____________________________________
                         Name:       William F. Wanner, Jr.
                         Title:


                          /s/ William F. Wanner, Jr.
                         _______________________________________
                         William F. Wanner, Jr.


                          /s/ Brian F. Sullivan
                         _______________________________________
                         Brian F. Sullivan

                                  SCHEDULE A

Stockholder              Address                    Number of      Number of      Number of      Number of
                                                    Shares         Options        Warrants       Rights
WEC, Inc. (formerly      1204 Chestnut Ave.             596,100             -0-            -0-        596,100
 known as Wanner         Minneapolis, MN 55403
 Engineering, Inc.)

William F. Wanner, Jr.   1204 Chestnut Ave.              58,050          8,000             -0-         58,050
                         Minneapolis, MN 55403

Brian F. Sullivan        9300 North 75th Ave.           408,500        371,500             -0-        408,500
                         Minneapolis, MN 55428
-------------------------------------------------------------------------------------------------------------


                                  SCHEDULE B

1. The shares of Common Stock owned by WEC, Inc. are subject to a lien in favor of Firstar Bank of Minnesota, N.A. ( "Firstar Bank") in connection with a Credit Agreement between WEC, Inc. and the Bank.

2. The shares of Common Stock owned by William F. Wanner, Jr. are subject to a lien in favor of Bank Windsor ("Windsor Bank") in connection with a loan from the Bank to Mr. Wanner.

3. The shares of Common Stock owned by Brian F. Sullivan are held in margin accounts at certain brokers from whom Mr. Sullivan has obtained margin loans.